EXHIBIT 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the use in the Prospectus constituting part of this Registration Statement on Post-Effective Amendment Number 2 to Form S-1 of our report dated March 22, 2005 on the financial statements of Campbell Strategic Allocation Fund, L.P. as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 and our report dated March 30, 2005 on the consolidated balance sheet of Campbell & Company, Inc. as of December 31, 2004, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading “Experts” in the Prospectus.
/s/ Arthur F. Bell, Jr. & Associates, L.L.C.
Hunt Valley, Maryland
February 2, 2006